Exhibit 99.2

eMerge Interactive, Inc.

Third Quarter 2006 Conference Call Script

November 9, 2006 10:00 a.m.

Susan Mermer, Chief Financial Officer: Thank you, Natasha.

Ladies and Gentlemen, welcome and thank you for joining us on the eMerge Interactive third quarter conference call and thanks also for those of you who are joining us on the Webcast. Joining me for this call is David Warren, President and CEO of eMerge and Robert Drury, Executive Vice president of Business Development.

The Third Quarter Earnings Call will be more detailed than previous calls as a result of the announcement on October 16th of a proposed merger between eMerge and PRIME BioSolutions, LLC. We are in the process of preparing the definitive proxy statement that will go to our stockholders prior to a vote on the merger. Since the Proxy has not been filed with the SEC, we have been advised that we are limited in what we can say about the transaction on this earnings call. We will, however, take this opportunity to describe the basics of the merger, as we did in our press release last month, and will answer those questions that we can without getting into information that has not been previously disclosed. Therefore, the outline for this morning’s call will be as follows:

First, I will review our third quarter and year to date financial results and balance sheet, including a focus on liquidity and cash resources.

Second, Dave will provide an overview of our existing businesses and marketplace activity.

Third, Dave and I will describe the proposed merger with PRIME BioSolutions, LLC, and will describe the proposed business of the company after the merger.

Last, Dave and I will take questions regarding our business results and will answer those questions that we can regarding the merger, without getting into information that must wait until disclosure in the Proxy.

First, I will speak to our third quarter numbers. Our results for the quarter show revenue essentially level, at $388,000 for the current-year period, compared to $400,000 in the prior-year quarter. In the current-year quarter we had a 4% growth in Animal Information Solutions or AIS revenue, which was offset by a 7% decrease in our VerifEYE revenue. Revenue from AIS was $149,000 in the third quarter of this year, compared to $144,000 in the prior-year quarter. We believe the slowdown in growth is due primarily to an uncertain cattle market that is being impacted by widespread drought conditions and a cautious attitude from producers and feed yards that are waiting for some indication of the direction that key export markets are going to take regarding US beef.

Because of the uncertainties on the long-term viability of exports to Japan, the payment of premiums for qualified cattle has subsided and has directly impacted our sales of CattleLog. Food Safety Technologies or VerifEYE revenue was $239,000 in the third quarter of this year versus $257,000 in the prior-year quarter.

In both the current and prior-year quarters, VerifEYE revenue consisted of lease revenue on the two CIS units leased to Cargill and service revenue for the one unit sold in the first quarter of 2005. The decrease is due primarily to a decrease in the number of Solo units sold in the current period.

Gross profit margins for the third quarter of 2006 increased 10%, to $239,000, compared to $219,000 for the prior-year quarter. The margin increase was due primarily to the mix of products sold in the current-year quarter.

Selling, general and administrative expense increased 7% to $1.3 million for the third quarter of 2006 compared to $1.2 million in the third quarter of 2005. In the current-year quarter, we had decreased corporate expenses for salaries and wages, as well as lower professional services and insurance expenses, which were offset in part by the non-cash expense of $129,000 for stock-option expense. We began recording the stock-option expense as of January 1, 2006, upon the adoption of SFAS 123R, which requires the Company to recognize expense for employee and director stock options as they vest, resulting in a non-cash expense.

Technology and development expense was $136,000 in the third quarter of 2006, a decrease of 71% from the third quarter of 2005, reflecting the Company’s decision to halt research and development on all VerifEYE derivative products, except CIS, effective March 7, 2006. Some of the savings incurred, as a result of this halt, were offset by the non-cash expense of $13,000 for vesting employee stock options.

Total combined operating expenses in the third quarter of 2006 were $1.5 million, compared to $1.9 million in the third quarter of 2005, a decrease of 23%, primarily due to the decrease in the technology and development expenses and the decrease in depreciation expense, as the portion of property, plant and equipment that has been fully depreciated increases. For the third quarter of 2006, our operating loss was $1.2 million, compared to an operating loss of $1.7 million in the third quarter of 2005.

Turning to the balance sheet, we ended the third quarter of 2006 with $2.0 million in cash, compared to $2.9 million at the end of 2005. We believe that with our current cash position, working capital and expected sales of our products and services we will meet our current cash needs. However, to execute our business plan in 2007, we will need to pursue additional sources of liquidity or implement additional cost-cutting measures and additional financing may not be available to us on acceptable terms.

In May of 2005, we retained AgriCapital Corporation and B. Riley & Co, in a joint engagement, to advise management and the Board of Directors regarding alternative strategies concerning liquidity and shareholder value. Over the last 17 months, AgriCapital, B. Riley and the Company contacted over 275 entities regarding potential alternatives, including possible acquisitions, dispositions, mergers, financings and liquidation. At the conclusion of this process, our Board of Directors, with input from its financial advisors, determined that a merger transaction involving PRIME BioSolutions, LLC was in the best interest of our company and its stockholders. The merger will be discussed in more detail later in the call.

I will now turn it over to Dave Warren for a review of business and operations.

David Warren, Chief Executive Officer: Thanks Susan,

As Susan mentioned earlier, the third quarter results indicate a continued “on-hold” response to both of our Business Units – Animal Information Solutions and Food Safety Technologies – from the US beef industry. As we have mentioned in previous earnings calls, the US beef industry’s direction on key market drivers, like the National Animal Identification System and the regaining of critical export markets, are still unclear and this lack of direction is impacting the acceptance and adoption of our technologies.

This cautious market reflects the fact that Animal Information Solutions revenue growth has been basically flat compared to previous year levels over the last two quarters, but due to a strong first quarter of 2006, our revenues reflect a 27% improvement in our CattleLog business over the same 9-month period in 2005.

Current market conditions continue to affect CattleLog as these revenues tend to follow the movement of cattle and the status of value added programs. Natural programs continue to accelerate in volume and this has helped us maintain some revenue while the Japanese market was not available to US beef. Three main factors are beginning to create additional interest in our products and services:

•	The belief by some in the beef industry that USDA will soon issue “Natural Beef” standards and that natural production practices will have to be documented;

•	The belief by some auction markets that declining calf prices are forcing them to find ways to create value addition for their customer base; and

•	The belief by some veterinarians that animal ID and validation may help some of their clients stay in business. The level of inquiry and acceptance by this typically reluctant group signals a potential change in attitude in the beef industry.

The beef industry was dramatically affected by widespread drought that caused calves to be sent to the feedlots earlier this year due to the lack of grazing for cows and calves in the drought areas. US feedlots currently have 108% of normal capacity. In a normal cattle cycle, we believe these calves would have been age and source verified to qualify for premiums that would be paid for qualifying for the Japanese export market but they were forward contracted and purchased before the Japanese market reopened. As soon as the feedlots begin to sell enough cattle to make some room, we believe they will be actively pursuing age and source validated calves once more.

There has been little change in the status of the National Animal Identification System (or “NAIS”) since our last earnings call. USDA-APHIS has not made any changes to their existing position of using a voluntary system with private data collection and private/government databases. In early 2007, USDA will issue final rules for private/state animal tracking databases. We plan to evaluate these policies when they are issued as well as determine customer demand for these services to determine our participation in NAIS.

Another key driver for our AIS business is the resumption of the lucrative export markets. Japan has reopened to US trade. We can expect the Beef Export Verification program for Japan to remain stable for the foreseeable future. We believe the demand for age and source verified cattle will continue to grow and will create premium opportunities for age and source verified cattle.

In the second quarter, we announced our “CattleLog Verification Services,” an online service available to CattleLog customers to verify their production claims and qualify their animals for many value-added and branded programs. The program is comprised of data verification services and an optional Listing Service that allows producers to qualify and promote their animals to many potential buyers. As an update, we have trained 338 CattleLog Agents to date and have completed 397 age and source verification audits of cattle. The CattleLog Listing Service has averaged approximately 4,000 head of cattle per day.

Last quarter we announced marketing relationships with two industry leaders, Power Genetics and Loomix – Cattlemen’s Choice. In both relationships, our CattleLog Verification Services will help qualify an additional supply of on-site verified cattle to supply the growing value-added programs. In the third quarter, growth in both programs has been slower than anticipated due to the economic conditions that were mentioned earlier. We continue to believe that these relationships will play a key role in creating the inventory of value-added cattle that will be required to supply the growing natural and branded programs.

Last month, the American Simmental Association chose eMerge and CattleLog as one of their data service providers for their “Sim” Choice program. This program is designed to accomplish the following goals:

•	Identify Simmental Genetics in branded and value-added beef programs;

•	Bring purebred breeders and their commercial bull customers closer together in designing production genetics;

•	Increase the flow of data on commercial cattle carrying 50% or more Simmental genetics; and

•	Add value to the calves produced by purebred Simmental bulls.

Although we don’t expect this program to dramatically increase our revenues in the near term, we are excited about the potential of this program to reach progressive breeders and allow them to use the CattleLog system to bring value to breeders and producers. This announcement is another step in the development of the industry infrastructure to enable the supply of value-added cattle for several natural and branded beef programs. This is a non-binding relationship and American Simmental can cease using eMerge at any time at its option.

Regarding our Food Safety Technologies or VerifEYE Business Unit, we announced earlier this year that we made significant reductions in the VerifEYE development team in order to preserve cash. While this was not an easy decision, management believes that it was necessary and in the shareholder’s interest in order to be able to maintain a presence in the beef industry as the industry goes through one of the most difficult profitability cycles in its history.

With that in mind, during the quarter, we continued to support and make progress with our key customer, Cargill. As we stated last quarter, Cargill Meat Solutions has implemented a marketing campaign for its beef under the label “Genuinely Better,” which identifies our VerifEYE technology as a key contributor to its food safety program. Recent discussions with Cargill Meat Solutions management indicate that they plan to continue installation of our Carcass Inspection System in other plants as they modify and upgrade their beef packing plants, although the timing remains uncertain due to industry conditions. In addition, we have held discussions and performed an initial trial with a potential customer in Europe for a version of the CIS system that would fit their smaller plant requirements.

eMerge management continues to position both of our business units in a very unpredictable and changing marketplace where progress and growth are not always readily apparent. We have positioned CattleLog to provide data services and individual animal management to an industry that has not yet developed the widespread value propositions to recognize the benefits that can be derived from adoption. Our VerifEYE products are proving their value every day to a progressive packer but the economics of the packing industry continue to prohibit the adoption on a large scale. We have continually looked for every area to reduce expenses to ensure that we remain able to take advantage of every opportunity.

We believe that these products and services are viable and will bring significant value to the US beef industry but we will not have the liquidity to continue with our long-term business plans. Since May of 2005, eMerge has investigated alternative strategies concerning liquidity and shareholder value. In conjunction with eMerge management, AgriCapital and B. Riley has contacted over 275 entities regarding potential alternatives, including acquisitions, dispositions, mergers, financing and liquidation. At the end of this effort, our Board of Directors, with input from its financial advisors, determined that a merger transaction involving PRIME BioSolutions, LLC was in the best interest of eMerge and our stockholders.

At this point, Susan and I would like to describe this proposed merger and describe the proposed business of the Company after the merger.

Susan Mermer:

After many weeks of discussion and negotiation, on October 16, 2006, eMerge, eMerge Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), PRIME BioSolutions, LLC, a Delaware limited liability company (“PRIME”), and Prime BioShield, L.L.C., a Nebraska limited liability company (“Shield”), signed a Merger Agreement in which PRIME will be merged with and into Merger Sub with Merger Sub being the surviving entity. Upon completion of the transaction, eMerge will change its name to PRIME BioSolutions, Inc. (“Solutions”) and will be headquartered in Omaha, Nebraska.

A major condition to completion of the Merger is the receipt of commitments from new investors to invest $70 million of additional capital in Solutions in exchange for equity securities, which may be in the form of common stock, preferred stock or convertible debt. $10 million of this additional capital is to be invested in Solutions concurrently with the closing of the Merger. The remaining $60 million may be invested thereafter as Solutions achieves milestones in the construction of its planned ethanol plants. PRIME management believes the $70 million of additional equity capital will be sufficient to provide the equity funding needed to construct two ethanol production plants, each capable of producing 24 million gallons of ethanol on an annual basis. In addition, approximately $105 million of debt construction funding will be required to construct the two plants. At this time, the parties do not have formal commitments for the $70 million of additional equity funding or the $105 million of additional debt funding. There can be no assurances that such funding will be available on terms acceptable to PRIME or the Company. The terms of the new equity and debt securities may include significant preferences, restrictions on dividends and other restrictions that could affect additional financing of Solutions.

The transaction is subject to approval by the Company’s stockholders, receipt of all required regulatory approvals and other customary closing conditions.

Concurrently with the execution of the Merger Agreement, eMerge executed a $1.5 million revolving loan promissory note and security agreement in favor of The Biegert Family Irrevocable Trust, Dated June 11, 1998 (the “Bridge Loan”). The Bridge Loan permits eMerge to borrow up to $1.5 million, which may be repaid and re-borrowed at any time until the earlier of (i) the termination or closing of the Merger Agreement or (ii) April 1, 2007. The Bridge Loan provides eMerge with the liquidity to maintain its operations through the closing of the proposed transaction. The Merger Agreement contains a covenant restricting eMerge from borrowing under the Bridge Loan until after December 1, 2006. The Bridge Loan is secured by all of the Company’s assets used in its Animal Information Solutions business segment.

While we currently meet all applicable requirements for continued listing on the Nasdaq Capital Market, there can be no assurance that the Company will be able to maintain long-term compliance with all such requirements, which include maintaining a minimum bid price of $1, and stockholders’ equity of $2.5 million or a market value of listed securities of $35 million or net income from continuing operations of $500,000. If the Company cannot meet all applicable requirements for continued listing on the Capital Market, the Company’s common stock would be delisted, which could have a material adverse effect on the liquidity of the Company’s common stock and could also materially adversely impact the Company’s ability to raise additional equity capital or consummate strategic transactions such as mergers or acquisitions.

Now Dave will tell you more abut the Merger.

David Warren:

In August 2005, President George W. Bush signed into law the Energy Policy Act (EPACT) of 2005, creating a national renewable fuels standard. This legislation establishes a baseline for renewable fuel use, beginning with 4 billion gallons per year in 2006 and expanding to 7.5 billion gallons in 2012 – which is less than 5% of total gasoline usage in the United States. We believe the vast majority of the renewable fuel used will be ethanol, resulting in a doubling of the domestic ethanol industry in the next 6 years.

This potential growth may create opportunities for ethanol producers that can build or expand their production facilities to take advantage of future demand and the tax and policy credits that may be established as incentives.

Solutions’ management team will be made up of individuals with significant ethanol and agri-business experience:

•	David Hallberg is the CEO of PRIME and has over 20 years experience in ethanol production and regulatory and government policy. He was the founder and past president of the Renewable Fuels Association in Washington, D.C. and invented and patented a process for the production of ethanol.

•	John Cox is the CFO of PRIME. John was a former Senior Vice President of US Bank and from 1996 to 2004 he managed a $450 million portfolio committed to agri-business including ethanol, dairy and beef cattle production.

•	Mark Kraeger is the Chief Operating Officer of PRIME. Mark has significant agribusiness experience focused on feedlot and ethanol project management.

•	Pat Tracy is a Senior Vice-President of PRIME and has over 25 years of experience in ethanol development, farm management and risk management. Pat is the past President of the South Dakota Corn Council.

Solutions’ business strategy will be to become one of the industry’s lowest-cost producers of ethanol by constructing and operating a series of ethanol plants using a patented Integrated BioRefinery (or “IBR”) system. The patented IBR technology involves a number of factors that are intended to reduce the cost of ethanol production from corn, including placing the ethanol production facility adjacent to a cattle feeding operation, using biogas from cattle manure to provide a significant portion of the energy needed to operate the ethanol facility, and subsequently feeding cattle with wet distiller’s grain, a byproduct of ethanol production from corn, without incurring significant drying or transportation costs.

In using the IBR system, Solutions believes that it will be able to significantly reduce, and possibly eliminate, key production costs such as natural gas, the second largest cost factor in the production of ethanol, by replacing it with biogas via anaerobic digestion of cattle waste and other residual streams from the co-located ethanol unit. In addition, the net corn cost, the largest cost factor in the production of ethanol, should be reduced because the co-product from corn fermentation (wet distiller’s grain) will be used as cattle feed in the adjacent cattle operation without incurring the additional costs to dry and transport the wet distiller’s grain.

Solutions’ business plan will be to construct and operate ten IBR complexes within the next seven years. In addition, Solutions plans to continue to provide the Company’s current products and services. PRIME’s management believes that the Company’s products and experience in cattle markets will be a positive factor in helping Solutions to efficiently and cost-effectively maintain cattle occupancy and source verify cattle for emerging quality beef marketing programs.

Solutions-managed feedyards will utilize CattleLog technology to help manage cattle on feed as well as incoming supplies of cattle. Suppliers into these feedyards may also use CattleLog products and services to verify quality attributes prior to shipment to the Solutions facilities, a key step in establishing a verifiable supply of cattle that have the ability to qualify for a number of programs.

As the Solutions feedyards are fully populated, the cattle supplies will be verified through CattleLog Verification Services and may be qualified to supply premium programs for age, source, natural, or other packer programs. We believe that Solutions feedyards will produce a substantial volume of cattle, which presents a new downstream opportunity to use CattleLog to create new brands that emphasize the unique humane treatment and reduced environmental impact of cattle fed in Solutions facilities. The CattleLog program has been used with success by other organizations to manage supply chains for branded programs.

Cattle fed in Solutions feedlots may be procured from the CattleLog Listing Service, the cattle industry’s only source for 100% on-site verified cattle. By sourcing cattle from this site, Solutions will save procurement expense and streamline efforts to either supply premium programs or their own branded product lines while also providing premium opportunities for upstream CattleLog customers, partners and livestock markets.

Susan Mermer:

The process for completing the Merger includes finalizing the terms of the proposed financing, to be included in the proxy for the special meeting of stockholders, over the next few weeks. Once the Proxy has been filed with the SEC, they will have two weeks to review the proxy and submit comments to the Company. It is difficult to estimate how long the review process will take, as there can be several rounds of comments and responses before the SEC is satisfied. Once the SEC’s review process is complete, we plan to file the proxy and hold the special meeting of stockholders on approximately the 30th day following the filing. We anticipate the closing of the Merger to promptly follow the approval of the stockholders, if received at the special meeting.

David Warren:

I realize that this has been a very brief overview of the proposed Merger with PRIME BioSolutions, but as Susan stated earlier, we have been advised that we are limited in what we can say about the transaction since the proxy statement has not been filed with the SEC. We would, however, like to open the call to any questions that our listeners may have.

Important Information

eMerge Interactive, Inc. plans to file with the Securities and Exchange Commission (“SEC”) and mail to its stockholders a proxy statement (the “Merger Proxy Statement”) in connection with the special meeting of eMerge stockholders that will be held to consider the proposed merger and related transactions involving eMerge, PRIME BioShield, LLC, PRIME BioSolutions, LLC and eMerge Merger Sub, LLC and may file other documents regarding the proposed transactions with the SEC. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE MERGER PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. When available, security holders may obtain a free copy of the Merger Proxy Statement and other documents that eMerge files with the SEC at the SEC’s website at www.sec.gov. The Merger Proxy Statement and these other documents may also be obtained free of charge from eMerge by directing a request to eMerge Interactive, Inc., Attention: Investor Relations, 10305 102nd Terrace, Sebastian, FL 32958.

Neither (i) the shares of eMerge common stock to be issued to the sole member of PRIME in the proposed transaction nor (ii) the securities of eMerge to be issued to new investors in the proposed transaction, have been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from the registration requirements. This press release is neither an offer to sell nor a solicitation of an offer to purchase securities. Neither the SEC nor any state securities commission has approved or disapproved of the securities described in this press release or passed upon the accuracy or adequacy of the information contained in this press release, or endorsed the merits of the press release.

Certain Information Regarding Participants

eMerge, its directors and named executive officers may be deemed to be participants in the solicitation of eMerge’s security holders in connection with the special meeting of eMerge stockholders that will be held to consider the proposed merger and related transactions. Security holders may obtain information regarding the names, affiliations and interests of such individuals in eMerge’s annual report on Form 10-K for the year ended December 31, 2005, and its proxy statement dated April 21, 2006, each of which is filed with the SEC. Additional information regarding such individuals will be included in the Merger Proxy Statement. To the extent holdings of eMerge’s securities have changed since the amounts printed in the proxy statement dated April 21, 2006, such changes have been reflected on Forms 3, 4 and 5 filed with the SEC and will be reflected in the Merger Proxy Statement.

Forward-Looking Statements

Certain statements in this press release are forward-looking defined by the Private Securities Litigation Reform Act of 1995. These include statements as to the benefits of the proposed merger and related transactions involving eMerge Interactive, Inc., PRIME BioShield, LLC, PRIME BioSolutions, LLC and eMerge Merger Sub, LLC (the “Merger”), including future financial and operating results, cost savings, enhanced revenues and the accretion/dilution to reported earnings that may be realized from the Merger as well as other statements of expectations regarding the Merger and any other statements regarding future results or expectations. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions the accurate prediction of which may be difficult and involve the assessment of events beyond the control of PRIME or eMerge. The forward-looking statements are also based on various operating assumptions regarding, among other things, overhead costs and employment levels that may not be realized. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, actual results may differ materially from expectations or projections. PRIME and eMerge do not undertake any obligation to update any forward-looking statement, whether written or oral, relating to matters discussed in this press release.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the businesses of PRIME and eMerge may not be integrated successfully or such integration may be difficult, time-consuming or more costly than expected; revenues following the Merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the Merger; the ability to obtain required governmental and stockholder approvals of the Merger, and the ability to complete the Merger on the expected timeframe; changes in or elimination of laws, tariffs, trade or other controls or enforcement practices (such as: national, state or local energy policies; Federal ethanol tax incentives; regulation currently under consideration pursuant to the passage of the Energy Policy Act of 2005, which contains a renewable fuel standard and other legislation mandating the usage of ethanol or other oxygenate additives; state and federal regulations restricting or banning the use of Methyl Tertiary Butyl Ether; and environmental laws and regulations and the enforcement thereof); changes in weather and general economic conditions; overcapacity within the ethanol and petroleum refining industries; total United States consumption of gasoline; availability and costs of products, raw materials and supplies, particularly corn, coal and natural gas; labor relations; fluctuations in petroleum prices; failure to comply with applicable laws and regulations; ability to generate free cash flow to invest in the business and service indebtedness and preferred stock preferences; limitations and restrictions contained in instruments and agreements governing indebtedness and preferred stock; ability to raise additional capital and secure additional financing; ability to retain key employees; liability resulting from actual or potential future litigation; plant shutdowns or disruptions at proposed plants; the rate of adoption of products and services; ability to grow revenue and margins; ability to implement business and expansion strategies; competition and the impact of competition on pricing; general economic conditions; availability and prices of livestock; livestock costs; product pricing; operating efficiencies; the cost of compliance with environmental and health standards; and actions of domestic and foreign governments.

These and other factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth from time to time in eMerge’s public filings with the SEC and public statements by PRIME and eMerge. Viewers of this press release are cautioned to consider these risks and uncertainties and not to place undue reliance on the forward-looking statements.